EXHIBIT 10.7(m)

[Conformed Copy of Offer Letter to D. Bryan Jordan]

[FHN Corporate Logo]

April 9, 2007

Mr. Bryan Jordan

508 Lake Colony Dr.

Vestavia, AL 35242

Dear Bryan:

We are delighted to confirm First Horizon’s offer of employment to be EVP – Chief Financial Officer with First Horizon National Corporation. Your appointment to this position is subject to approval by the Board of Directors.

Here are the details of this offer:

Title:	EVP – Chief Financial Officer
Salary:	$650,000 annualized
Bonus Target:	100% of salary
Annual Stock Option Target:	100% of salary
Annual Perf Stock Unit Target:	100% of salary

You will also be able to participate in our corporate benefits package that we call Total Compensation and additional benefits provided to executives at your level. Your Total Compensation includes a variety of resources to help you in Managing Your Family, Money, Health and Career. Health and Dental coverage, Flexible Spending Accounts, the FHN 401(k) Savings Plan with company-matching after one year of service, defined benefit Pension Plan and Executive Survivor Benefit Plan are just some of the benefits included. We provided you with a list of executive benefits earlier. You will hear more about our benefits and resources during your first week with First Horizon.

This offer of employment includes the following:

•

Cash Sign-on Bonus: You will be paid a cash sign-on bonus of $100,000 (gross), payable within the first 30 days of your employment. By accepting the agreed to signing bonus, you agree that if you voluntarily terminate your employment within 12 months of your start date you will reimburse First Horizon National Corporation the signing bonus in full upon termination.

•

Stock Option Sign-on Grant: You will receive a stock option grant of 180,000 shares subject to approval of the Board’s Compensation Committee. The shares will vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary.

•

Restricted Stock Sign-on Grant: You will receive a restricted stock grant of 25,000 shares subject to approval of the Board’s Compensation Committee. The shares will vest on the fifth anniversary of the grant date.

•

Management Incentive Plan: Your target bonus payout will be 100% of base salary, contingent upon meeting corporate and personal performance goals. You must be actively employed at the time of the payout to receive the bonus. Your 2007 bonus will be payable in the first quarter of 2008. It will not be prorated and will be guaranteed at target.

•

Stock Program: You will be eligible to participate in our executive long-term incentive program with your first annual grants to be awarded in 2007. Grants are approved annually by the Compensation Committee and are typically half in stock options and half in performance stock units (PSUs). The target for your annual stock option grant is 100% of salary (approximate Black-Scholes value). Options vest 50% on the 3rd anniversary and 50% on the 4th anniversary. The target value for your PSU grant is also 100% of salary. 0% to 200% of your PSU shares will vest following a 3-year performance period.

•	Deferred Compensation: You will be eligible to participate in our “top hat” salary and bonus deferral program beginning in 2007.

•	Pension Restoration Plan: You will be eligible to participate in our Pension Restoration Plan.

•	Change in Control Agreement: Subject to Compensation Committee approval, you will be offered an agreement with a benefit payment amount equal to three times your annualized salary and average bonus.

•	Vacation: You will receive twenty days of annual vacation.

•	Relocation: You will be provided a full relocation as outlined on the attached relocation policy.

All employment is "at will," which means either you or the company can terminate it at any time, with or without cause. This letter does not create any contract of employment for any specific length of time. Also, this offer is contingent upon the confirmation and successful completion (negative test results) of a drug screen test, application, reference check, relocation fee reimbursement agreement, criminal background verification and receipt of a copy of your college diploma. Also, please be prepared to provide proof of citizenship. Under the Immigration Reform and Control Act of 1986, employers must examine documents provided by all new employees demonstrating their identity and authorization to work in the United States. As part of this requirement, please provide proof of United States citizenship or your right to work in the U.S. within three days of starting work. Examples of acceptable documentation are a passport, visa or a combination of a driver’s license and birth certificate or Social Security card.

Please sign and date below and fax to me at (901) 579-2901, and return the original in the enclosed envelope at your convenience. Call me at (901) 523-5192 with any questions.

Based on your accomplishments and experience, Bryan, we look forward to your strong contributions to the future of First Horizon. Welcome to the First Horizon senior executive team.

Sincerely,

/s/ John Daniel

John Daniel

Executive Vice President, Employee Services

Cc:	Jerry Baker
Employee Services File
Payroll

Acknowledged

/s/ D. Bryan Jordan	4/13/07
Candidate’s Signature	Date

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